EXHIBIT 23.1

[Bond & Pecaro, Inc. letterhead]

Consent of Bond & Pecaro, Inc.

We hereby consent for Salem Media Group, Inc. (the “Company”) to use the Bond & Pecaro, Inc. name and data from our work product as of March 31, 2020 in public filings with the Securities and Exchange Commission.

/s/ Bond & Pecaro, Inc.

Bond & Pecaro, Inc.

June 1, 2020

Washington, D.C.